Exhibit 99.1

M-Factor, Inc.

Consolidated Financial Statements

as of December 31, 2010

and for the six months ended

December 31, 2010 and 2009 (unaudited)

 Consolidated Financial Statements

as of June 30, 2010 and 2009 and for

the years ended June 30, 2010 and 2009

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors

and Stockholders of

M-Factor, Inc.

We have audited the accompanying consolidated balance sheets of M-Factor, Inc. as of June 30, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of M-Factor, Inc. as of June 30, 2010 and 2009, and the results of its consolidated operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mohler, Nixon & Williams

MOHLER, NIXON & WILLIAMS

Accountancy Corporation

Campbell, California

November 11, 2010, except for Note 9 as to which date is January 28, 2011

M-FACTOR, INC.

Consolidated balance sheets

	December 31,	June 30,
	2010	2010	2009
	(unaudited)
Assets

Cash and cash equivalents	$2,140,398	$1,031,068	$7,841,758
Accounts receivable	6,574,810	8,096,659	2,310,841
Deferred commissions	697,252	803,197	110,819
Prepaid expenses and other current assets	126,382	69,367	21,015

Total current assets	9,538,842	10,000,291	10,284,433

Property and equipment, net	241,280	84,396	85,022
Internally developed software, net	1,020,370	1,302,494	1,112,175
Other assets	52,671	52,671	105,342

Total assets	$10,853,163	$11,439,852	$11,586,972

Liabilities and stockholders’ equity (deficit)

Accounts payable	$308,746	$258,776	$209,405
Accrued expenses	1,657,011	1,882,503	565,142
Early exercised liabilities - current	5,963	11,464	8,274
Deferred revenue	8,252,613	9,853,023	3,057,051
Notes payable	5,628,255	—	—

Total current liabilities	15,852,588	12,005,766	3,839,872

Preferred stock warrant liability	75,832	75,832	65,320
Early exercised liabilities, less current portion	2,844	6,225	4,718

Total liabilities	15,931,264	12,087,823	3,909,910

Commitments (Note 8)

Stockholders’ equity (deficit)

Series D redeemable convertible preferred stock, $0.0001 par value; 66,915,961 shares authorized: 65,931,909 shares issued and outstanding at December 31, 2010, June 30, 2010 and 2009 (aggregate liquidation preference of $10,050,000)	6,593	6,593	6,593
Series B redeemable convertible preferred stock, $0.0001 par value; 3,204,429 shares authorized: 3,204,429 shares issued and outstanding at December 31, 2010, June 30, 2010 and 2009 (aggregate liquidation preference of $2,000,000)	320	320	320
Series C redeemable convertible preferred stock, $0.0001 par value; 21,704,774 shares authorized: 21,283,322 shares issued and outstanding at December 31, 2010, June 30, 2010 and 2009 (aggregate liquidation preference of $10,100,000)	2,128	2,128	2,128
Series A redeemable convertible preferred stock, $0.0001 par value; 9,270,662 shares authorized: 9,270,662 shares issued and outstanding at December 31, 2010, June 30, 2010 and 2009 (aggregate liquidation preference of $4,000,000)	927	927	927
Common stock, $0.0001 par value; 175,000,000 shares authorized: 6,507,953, 6,231,680 and 5,583,492 shares issued and outstanding at December 31, 2010, June 30, 2010 and 2009	651	624	558
Additional paid-in capital	26,818,813	26,684,418	26,237,482
Accumulated deficit	(31,907,533)	(27,342,981)	(18,570,946)

Total stockholders’ equity (deficit)	(5,078,101)	(647,971)	7,677,062

Total liabilities and stockholders’ equity (deficit)	$10,853,163	$11,439,852	$11,586,972

See accompanying notes to consolidated financial statements

M-FACTOR, INC.

Consolidated statements of operations

	Six months ended
	December 31,		Year ended June 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)

Revenue	$2,571,905	$1,603,489	$3,497,677	$3,372,819
Cost of revenue	2,157,879	1,636,703	3,550,984	2,784,397

Gross profit (loss)	414,026	(33,214)	(53,307)	588,422

Operating expenses:
Research and development	1,896,611	1,103,743	2,933,708	2,115,144
Sales and marketing	1,589,306	1,459,843	3,241,345	1,946,308
General and administrative	1,403,028	1,534,863	2,527,200	2,233,190

Total operating expenses	4,888,945	4,098,449	8,702,253	6,294,642

Loss from operations	(4,474,919)	(4,131,663)	(8,755,560)	(5,706,220)

Interest and other income	5,876	485	882	20,391
Interest expense				(110,335)
Other expense	(95,509)	(5,088)	(17,357)	(1,026)

Net loss	$(4,564,552)	$(4,136,266)	$(8,772,035)	$(5,797,190)

See accompanying notes to consolidated financial statements

M-FACTOR, INC.

Consolidated statements of stockholders’ equity (deficit) for the six months ended December 31, 2010 (unaudited) and the years ended June 30, 2010 and 2009

	Redeemable convertible				Additional		Total
	preferred stock		Common stock		paid-in	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	capital	deficit	equity (deficit)

Balance at June 30, 2008	33,758,413	$3,375	5,086,231	$509	$16,014,069	$(12,773,756)	$3,244,197
Issuance of common stock upon exercise of options	—	—	300,454	30	23,733	—	23,763
Issuance of Series D redeemable convertible preferred stock
at $0.15 per share for cash, net of issuance costs of $56,530	65,931,909	6,593	—	—	9,986,878	—	9,993,471
Stock-based compensation expense for options granted to nonemployees	—	—	—	—	2,040	—	2,040
Stock-based compensation expense for options granted to employees	—	—	—	—	196,844	—	196,844
Vesting of early exercised options	—	—	196,807	19	13,918	—	13,937
Net loss	—	—	—	—	—	(5,797,190)	(5,797,190)
Balance at June 30, 2009	99,690,322	9,968	5,583,492	558	26,237,482	(18,570,946)	7,677,062
Issuance of common stock upon exercise of options	—	—	480,207	48	33,441	—	33,489
Issuance of warrants to purchase common stock	—	—	—	—	2,390	—	2,390
Stock-based compensation expense for options granted to nonemployees	—	—	—	—	1,830	—	1,830
Stock-based compensation expense for options granted to employees	—	—	—	—	398,503	—	398,503
Vesting of early exercised options	—	—	167,981	18	10,772	—	10,790
Net loss	—	—	—	—		(8,772,035)	(8,772,035)
Balance at June 30, 2010	99,690,322	9,968	6,231,680	624	26,684,418	(27,342,981)	(647,971)
Issuance of common stock upon exercise of options	—	—	132,377	13	9,372		9,385
Stock-based compensation expense for options granted to nonemployees	—	—	—	—	630	—	630
Stock-based compensation expense for options granted to employees	—	—	—	—	115,524	—	115,524
Vesting of early exercised options	—	—	143,896	14	8,869	—	8,883
Net loss	—	—	—	—	—	(4,564,552)	(4,564,552)

Balance at December 31, 2010 (unaudited)	99,690,322	$9,968	6,507,953	$651	$26,818,813	$(31,907,533)	$(5,078,101)

See accompanying notes to consolidated financial statements

M-FACTOR, INC.

Consolidated statements of cash flows

	Six months ended
	December 31,		Year ended June 30,
	2010	2009	2010	2009
	(unaudited)
Cash flows from operating activities:
Net loss	$(4,564,552)	$(4,136,266)	$(8,772,035)	$(5,797,190)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	436,946	404,824	818,642	853,632
Stock-based compensation expense	116,154	—	400,333	198,884
Re-valuation of redeemable convertible stock	—	—	10,512	1,026
Issuance of warrant in exchange for services	—	—	2,390	—
Changes in assets and liabilities:
Accounts receivable	1,521,849	231,389	(5,785,818)	(1,982,337)
Deferred commissions	105,945	(34,821)	(692,378)	2,041
Prepaid expenses and other current assets	(57,015)	(35,527)	(48,352)	33,408
Other assets	—	52,671	52,671	—
Accounts payable	49,971	20,790	49,371	16,211
Accrued expenses	(225,492)	402,750	1,317,361	(54,904)
Deferred revenue	(1,600,410)	419,712	6,795,972	1,549,028

Net cash used in operating activities	(4,216,604)	(2,674,478)	(5,851,331)	(5,180,201)

Cash flows from investing activities:
Capitalized internally-developed software costs	(115,680)	(368,040)	(935,904)	(600,939)
Purchase of property and equipment	(196,026)	(25,073)	(72,431)	(6,031)

Net cash used in investing activities	(311,706)	(393,113)	(1,008,335)	(606,970)

Cash flows from financing activities:
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	—	—	9,993,471
Repurchase of early exercised options	—	—	(2,750)	(5,365)
Proceeds from early exercise of unvested options	—	10,046	18,237	11,703
Principal payments on long-term debt	—	—	—	(1,193,352)
Proceeds from issuance of convertible promissory notes	5,628,255	—	—	—
Proceeds from issuance of common stock on exercise of stock options	9,385	17,907	33,489	23,763

Net cash provided by financing activities	5,637,640	27,953	48,976	8,830,220

Net increase (decrease) in cash and cash equivalents	1,109,330	(3,039,638)	(6,810,690)	3,043,049

Cash and cash equivalents at beginning of period	1,031,068	7,841,758	7,841,758	4,798,709

Cash and cash equivalents at end of period	$2,140,398	$4,802,120	$1,031,068	$7,841,758

Supplemental disclosure of cash flow information:
Cash paid for interest	$82,034	$82,034	$—	$62,245
Cash paid for taxes	$6,542	$6,542	$3,543	$1,050
Non-cash investing and financing items:
Issuance of warrants to purchase common stock in exchange for services	$—	$—	$2,390	$—
Vesting of early exercised options	$8,883	$—	$10,790	$13,937

See accompanying notes to consolidated financial statements

M-FACTOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010 (UNAUDITED) AND JUNE 30, 2010 AND 2009

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

M-Factor, Inc. (the Company) was incorporated in the state of Delaware on July 3, 2004.  The Company designs, develops and markets software that helps consumer marketing organizations improve their marketing Return on Investment (ROI).  The Company first began to offer its software services in July 2005.

The Company established a wholly-owned subsidiary in the United Kingdom on November 13, 2009, which operates primarily as a sales and marketing office.  The subsidiary is expected to remain as a sales and marketing office and is an integral extension of the parent company’s operations.  As a result, the functional currency of the subsidiary is considered to be the U.S. dollar.  Transaction gains and losses for the six months ended December 31, 2010 and 2009 and the year ended June 30, 2010 are not significant.

Unaudited Interim Financial Information - The accompanying unaudited interim consolidated balance sheet as of December 31, 2010, the consolidated statements of operations for the six months ended December 31, 2010 and 2009, the consolidated statements of cash flows for the six months ended December 31, 2010 and 2009, and the consolidated statement of shareholder’s deficit for the six months ended December 31, 2010 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the Company’s financial statements. The results for the six months ended December 31, 2010 are not necessarily indicative of the results to be expected for the year ending June 30, 2011.

Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash equivalents - The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of December 31, 2010 (unaudited), June 30, 2010 and 2009, cash and cash equivalents consist of cash deposited with banks and money market funds.  The recorded carrying amount of cash equivalents approximates their fair value.  The Company places its cash equivalents with high credit-quality financial institutions.

M-FACTOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010 (UNAUDITED) AND JUNE 30, 2010 AND 2009

Fair value disclosures of financial instruments - The Company has estimated the fair value amounts of its financial instruments using available market information and valuation methodologies considered to be appropriate.  The carrying values of certain financial instruments, including cash and cash equivalents and other accrued liabilities, approximate fair value because of their short maturities.

Concentrations of credit risk - The Company operates in the software industry and, accordingly, can be affected by a variety of factors.  For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows:  ability to generate revenues; the hiring, training and retention of key employees; development of sales distribution capabilities; market acceptance of the Company’s enhancement of their software product; fundamental changes in the technology underlying the Company’s software product; arbitration, litigation or other claims against the Company; adverse changes in market conditions; successful and timely completion of product enhancement efforts; product introductions by competitors and the ability to obtain additional financing.

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable.  Cash and cash equivalents are deposited with federally insured commercial banks in the U.S. and cash balances are in excess of federal insurance limits at December 31, 2010 (unaudited), June 30, 2010 and 2009.  The Company generally does not require collateral or other security in support of accounts receivable.  To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition.  The Company analyzes the need for reserves for potential credit losses and records allowances for doubtful accounts when necessary.  As of December 31, 2010, June 30, 2010 and 2009, the Company had no allowance for doubtful accounts, and accounts receivable were due substantially from customers in the U.S.

During the six months ended December 31, 2010 and 2009 (unaudited), sales to one customer and sales to five customers accounted for approximately 38% and 79% of the Company’s revenues, respectively, and these customers comprised approximately 25% of the Company’s gross accounts receivable as of December 31, 2010 (unaudited).  During the years ended June 30, 2010 and 2009, sales to five customers and sales to four customers accounted for approximately 69% and 81% of the Company’s revenues, respectively, and these customers comprised approximately 15% and 42% of the Company’s gross accounts receivable at June 30, 2010 and 2009, respectively.

Property and equipment - Property and equipment are stated at cost.  Depreciation and

M-FACTOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010 (UNAUDITED) AND JUNE 30, 2010 AND 2009

amortization are computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years.  Leasehold improvements are depreciated over the shorter of the estimated useful lives of the assets or the lease term.  Expenditures for repairs and maintenance are charged to expense as incurred.  Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the consolidated statements of operations.

Internally developed software costs - The Company is capitalizing its software development costs for those expenses related to the development efforts of its software which it is currently licensing to its customers.  The Company continues to capitalize its software development costs as they relate to enhancements to its software; maintenance-related expenses continue to be expensed as incurred.

Capitalized software development costs totaled approximately $4,781,000 (unaudited), $4,665,000 and $3,729,000 at December 31, 2010, June 30, 2010 and 2009, respectively, with related amortization expense for the six months ended December 31, 2010 and 2009 and the years ended June 30, 2010 and 2009 of approximately $398,000 (unaudited), $371,000 (unaudited), $746,000 and $775,000, respectively.  Capitalized costs are amortized on a straight line basis over the expected useful life of the software, which is three years.  Amortization of capitalized computer software development costs is included in research and development costs in the statements of operations.

Revenue recognition - Revenue is recognized when all of the following conditions are satisfied:  (i) there is persuasive evidence of an arrangement; (ii) the service has been provided to the customer; (iii) the collection of fees is reasonably assured and (iv) the amount of fees to be paid by the customer is fixed or determinable.  The Company’s arrangements do not contain general right of return.

Revenue is generated from the following sources:

•                  Subscription revenues

•                  Professional services

Subscription revenues are comprised of subscription fees from customers accessing the Company’s application service.  The typical subscription term is 12 to 36 months.  Subscription contracts are noncancelable, though customers typically have the right to terminate their contracts for cause if the Company materially fails to perform.  The Company generally invoices customers in annual installments, and typical payment terms provide that customers pay within 30 days of invoicing.  Amounts that have been invoiced are recorded in accounts receivable and

M-FACTOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010 (UNAUDITED) AND JUNE 30, 2010 AND 2009

in deferred revenue, or in revenue depending on whether the revenue recognition criteria have been met.

Professional services consist of fees associated with consulting.  Consulting engagements are typically billed on a fixed price basis.  Typical payment terms provide that customers pay within 30 days of invoicing. Revenues are recognized ratably over the terms of the underlying subscription, unless the professional services can be accounted for separately from the subscription revenues. If these services have value to the customer on a stand-alone basis and there is objective and reliable evidence of fair value of each deliverable, revenues are recognized as the services are rendered or when the milestones are achieved and accepted by the customer.

Certain of the Company’s arrangements contain multiple elements, consisting of the various services the Company offers.  Multiple element arrangements typically consist of a subscription to the Company’s application service combined with professional services. The Company has determined that there is no objective and reliable evidence of fair value for any of its services and, therefore, accounts for all elements in multiple elements arrangements as a single unit of accounting.  Access to data under the subscription element is generally provided shortly after the execution of the contract.  However, the initial delivery of professional services generally occurs subsequent to contract execution.  The Company recognizes the entire arrangement fee on a straight-line basis over the period beginning when customer acceptance has been achieved or upon delivery as specified in the arrangement.

As of December 31, 2010, June 30, 2010 and 2009, the Company has non-cancellable contracts totaling approximately $8,253,000 (unaudited), $9,853,000 and $3,057,000, respectively, of which approximately $6,196,000 (unaudited), $6,846,000 and $1,725,000 have not been billed as of December 31, 2010, June 30, 2010 and 2009, respectively.  The Company has included the unbilled amounts in accounts receivable and deferred revenue on the accompanying consolidated balance sheets as of December 31, 2010, June 30, 2010 and 2009.

Deferred commissions - Deferred commissions are the incremental costs that are directly associated with noncancelable subscription contracts with customers and consist of sales commissions paid to the Company’s direct sales force.  The commissions are deferred and amortized over the noncancelable terms of the related customer contracts, which are typically 12 to 36 months.  The deferred commission amounts are recoverable through the future revenue streams under the noncancelable customer contracts.  The Company believes this is the preferable method of accounting as the commission charges are so closely related to the revenue from the noncancelable customer contracts that they should be recorded as an asset and charged to expense over the same period that the subscription revenue is recognized.  Amortization of

M-FACTOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010 (UNAUDITED) AND JUNE 30, 2010 AND 2009

deferred commissions is included in marketing and sales expense in the accompanying consolidated statements of operations.

Stock-based compensation - The Company uses the estimated grant date calculated fair value method of accounting for all stock-based compensation expense for all share-based payment awards granted after July 1, 2006, and for previous awards modified, repurchased or cancelled after July 1, 2006.  The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four years.

Preferred stock warrants - Freestanding warrants for shares that are either puttable or warrants for shares that are redeemable are classified as liabilities on the balance sheet at fair value.  At the end of each reporting period, changes in fair value during the period are recorded as a component of other income (expense), net.

The Company recorded additional charges in other expense on the consolidated statements of operations of approximately $10,000 and $1,000 to reflect the increase in fair value for the years ended June 30, 2010 and 2009, respectively.  The Company will continue to adjust the liability for changes in fair value until the earlier of:  (i) the exercise or expiration of the warrants or (ii) the completion of a liquidation event, including the completion of an initial public offering, at which time all preferred stock warrants will be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified to additional paid-in capital.

Research and development - Research and development costs are charged to operations as incurred.

Advertising - The Company expenses the costs of advertising, including promotional expenses, as incurred.  Advertising expenses for the six months ended December 31, 2010 and 2009 and for the years ended June 30, 2010 and 2009 were not significant.

Income taxes - Deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss (NOL) and tax credit carryforwards.  Deferred tax assets are reduced by a valuation allowance to amounts expected to be realized.

Subsequent events - The Company has evaluated subsequent events through November 11, 2010, which is the date the consolidated financial statements were available to be issued.

M-FACTOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010 (UNAUDITED) AND JUNE 30, 2010 AND 2009

NOTE 2 - SIGNIFICANT BALANCE SHEET COMPONENTS

Property and equipment - Property and equipment consisted of approximately the following at:

	December 31,	June 30,
	2010	2010	2009
	(unaudited)

Computers and equipment	$459,000	$311,000	$239,000
Software	81,000	55,000	55,000
Furniture and fixtures	50,000	28,000	28,000
Leasehold improvements	12,000	12,000	12,000

	602,000	406,000	334,000

Less: accumulated depreciation and amortization	(361,000)	(322,000)	(249,000)

	$241,000	$84,000	$85,000

Depreciation and amortization expense for the six months ended December 31, 2010 and 2009 and for the years ended June 30, 2010 and 2009 was approximately $39,000 (unaudited), $34,000 (unaudited), $73,000 and $79,000, respectively.

Accrued expenses - Accrued expenses consisted of approximately the following as of:

	December 31,	June 30,
	2010	2010	2009
	(unaudited)

Employee-related liabilities	$1,239,000	$1,627,000	$405,000
Other	418,000	256,000	160,000

	$1,657,000	$1,883,000	$565,000

M-FACTOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010 (UNAUDITED) AND JUNE 30, 2010 AND 2009

NOTE 3 - FINANCING ARRANGEMENTS

Long-term debt - In July 2006, the Company entered into a Loan and Security Agreement (the Agreement) with a venture capital fund whereby the lenders agreed to advance to the Company $2,500,000 to be paid over 36 months, commencing on August 7, 2006 and terminating on August 7, 2009.  The proceeds of the loan were used for general operating expenses.  Borrowings were secured by substantially all of the Company’s assets.  The Company fully repaid the loan in February 2009.

Convertible notes payable - During July and September 2010, the Company issued convertible notes to certain investors in the amount of approximately $5,600,000.  The notes bear interest at 4% per annum and are due upon the earlier of 12 months from the maturity date, or they automatically convert upon the next round of financing at a percentage discount or into common stock as defined in the agreements.

NOTE 4 - STOCKHOLDERS EQUITY

Under the Restated Certificate of Incorporation (the Articles) dated January 20, 2009, the authorized capital stock of the Company consisted of 276,095,825 shares of capital stock, comprising 175,000,000 shares of common stock and 101,095,825 shares of redeemable convertible preferred stock.  All classes of the Company’s stock have a $0.0001 par value.

At June 30, 2010, redeemable convertible preferred stock consisted of the following:

		Shares
	Shares	issued and	Liquidation	Gross
	authorized	outstanding	amount	proceeds

Series A	9,270,662	9,270,662	$4,000,000	$4,000,000
Series B	3,204,429	3,204,429	2,000,000	2,000,000
Series C	21,704,773	21,283,322	10,100,000	10,100,000
Series D	66,915,961	65,931,909	10,050,000	10,050,000

	101,095,825	99,690,322	$26,150,000	$26,150,000

M-FACTOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010 (UNAUDITED) AND JUNE 30, 2010 AND 2009

The significant features of the Company’s redeemable convertible preferred stock are as follows:

Dividend provisions - Holders of Series A, Series B, Series C and Series D are each entitled to receive noncumulative dividends in preference to the common stockholders at the annual rate per share of $0.0345, $0.0499, $0.038 and $0.0122, respectively, if and when declared by the Board of Directors.  No dividends have been declared to date.  In addition, the holders of Series A, Series B, Series C and Series D are entitled to share in dividends on the common stock (on an as-converted basis) if, when and as declared.

Liquidation preference - In the event of liquidation, dissolution or winding up of the Company, the holders of Series D are entitled to receive an amount of $0.15243 per share, plus any declared but unpaid dividends prior to any distribution to Series B, Series C, Series A and the common stockholders.  Holders of Series B and Series C are entitled to receive an amount of $0.624136 and $0.47455 per share, respectively, plus any declared but unpaid dividends prior to any distribution to Series A and the common stockholders.  After the preferential payments have been made to Series D, Series B and Series C stockholders, the holders of Series A are entitled to receive an amount of $0.431469 per share plus any declared but unpaid dividends prior to any distribution to the common stockholders.

Upon completion of such distribution, the remaining assets shall be distributed among the holders of Series D, Series C and common stock pro rata, based on the number of shares of common stock held by each.  After such maximum amount is paid to the holders of Series D and Series C, the holders of common stock shall be entitled to the remaining assets available for distribution.

Conversion rights - Each share of Series A, Series B, Series C and Series D is convertible, at the option of the holder, into that number of fully paid and non-assessable shares of common stock as is determined by dividing the original issue price by the conversion price.  The conversion price for Series A, Series B, Series C and Series D at June 30, 2010 was $0.27073, $0.289, $0.289 and $0.15243, respectively, per share.

Each share of redeemable convertible preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon:  (i) an initial public offering with aggregate gross proceeds of at least $30,000,000 before underwriting discounts, commissions and fees or (ii) for Series A and Series B the date specified by written consent of the holders (voting together as a single class) of at least 66.67% of the outstanding shares of Series A and Series B, for Series C, the date specified by written consent of the holders of at least 66.67% of the outstanding shares of Series C, for Series D, the date specified by written consent of at least 70% of the outstanding shares of Series D.

M-FACTOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010 (UNAUDITED) AND JUNE 30, 2010 AND 2009

Voting rights - The holders of each share of redeemable convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such redeemable convertible preferred stock is convertible.

Redeemable convertible preferred stock warrants - In conjunction with the Agreement (Note 3), the Company issued a warrant of 6.5% of the loan amount or $162,500 on July 31, 2007.  In accordance with the terms of the loan agreement, the lenders had the right to invest 5% of the next financing round.  In May 2007, the Company amended the original warrant increasing it to 8% or $200,000 and the lender waived their investment right.  The fair value of the warrant was determined using the Black-Scholes option-pricing model on the grant date, applying an expected life of 9.1 years, risk-free rate of 5.1%, expected dividend yield of zero, volatility of 50% and a fair value for redeemable convertible preferred stock of $0.475.  This resulted in a total estimated fair value of approximately $130,000, which has been recorded as debt discount and is being amortized to interest expense.  The debt discount was fully amortized in 2009 and interest expense for the year ended June 30, 2009 was approximately $48,000.  The warrant expires in 2017 and has not been exercised as of June 30, 2010.

Common stock - The Company’s Articles, as amended, authorize the Company to issue 175,000,000 shares of common stock.

In March 2008, the Company issued a warrant to purchase 67,500 shares of common stock to a consultant in exchange for services performed.  Upon the effective date of the issuance, all shares became fully vested and nonforfeitable.  The Company valued the warrant using the Black-Scholes option pricing model on the grant date with the following assumptions:  volatility of 61%; term of five years and a risk-free interest rate of 2.48%.  The estimated value of the common stock was $0.12 per share and resulted in an estimated fair value of approximately $5,000, which was recorded as a consulting expense for the year ended June 30, 2008.  The warrant expires in 2013 and has not been exercised as of June 30, 2010.

In August 2009, the Company issued a warrant to purchase 45,000 shares of common stock to a customer in exchange for services performed.  Shares will vest over 18 months.  The Company valued the warrant using the Black-Scholes option pricing model on the grant date with the following assumptions:  volatility of 75%; term of five years and a risk-free interest rate of 3.7%.  The estimated value of the common stock was $0.05 per share and resulted in an estimated fair value of approximately $2,000, which was recorded as a consulting expense for the year ended June 30, 2010.  The warrant expires in 2019 and has not been exercised as of June 30, 2010.

M-FACTOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010 (UNAUDITED) AND JUNE 30, 2010 AND 2009

NOTE 5 - STOCK-BASED COMPENSATION

Stock-based compensation expense for all share-based payment awards granted after July 1, 2006, and for previous awards modified, repurchased or cancelled after July 1, 2006, is based on the grant-date calculated fair value estimated.  The Company recognizes these compensation costs, net of an estimated forfeiture rate, and recognizes the compensation costs for only those shares expected to vest on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four years.  The Company estimates the forfeiture rate based on its historical experience for annual grant years where the majority of the vesting terms have been satisfied.  During the year ended June 30, 2010, 1,911,042 options were modified which resulted in an additional stock-based compensation expense of approximately $69,000.

For the years ended June 30, 2010 and 2009, the Company recorded employee and nonemployee stock-based compensation expense of approximately $400,000 and $199,000, respectively.

In January 2004, the Company’s Board of Directors approved the adoption of a stock option plan (the Option Plan).  As amended, the Option Plan permits the Company to grant up to 36,637,978 shares of the Company’s common stock.

The Option Plan provides for the grant of incentive and nonstatutory stock options to employees, nonemployee directors and consultants of the Company.  Options granted under the Option Plan generally become exercisable ratably over a three to four-year period following the date of grant and expire ten years (five years for incentive stock options granted to holders of 10% or more of the voting stock) from the date of grant.  At the discretion of the Company’s Board of Directors, certain options may be exercisable immediately at the date of grant but are subject to a repurchase right, under which the Company may buy back any unvested shares at their original exercise price in the event of an employee’s termination prior to full vesting.  All other options are exercisable only to the extent vested.  As of June 30, 2010 there were 297,967 shares that had been early exercised that were subject to the Company’s repurchase right at that date.  The exercise price of incentive stock options granted under the Option Plan must be at least equal to 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors.  The exercise price of nonstatutory options granted under the Option Plan must be at least equal to 85% (110% of fair value to holders of 10% or more of voting stock) of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors.

M-FACTOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010 (UNAUDITED) AND JUNE 30, 2010 AND 2009

Stock option activity for the year ended June 30, 2010 is as follows:

		Weighted	Weighted average
		average	remaining
		exercise price	contractual life
	Shares	per share	(in years)

Outstanding at June 30, 2009	30,176,675	$0.06
Options granted	3,832,588	$0.03
Options exercised - vested	(480,207)	$0.06
Options exercised - unvested (1)	(344,623)	$0.06
Options cancelled/forfeited/expired	(6,164,410)	$0.05

Outstanding at June 30, 2010	27,020,023	$0.06	8.71

Vested and expected to vest at June 30, 2010 (2)	22,160,419	$0.06	8.71

Exercisable at June 30, 2010	12,264,296	$0.08	8.47

(1)                The value related to unvested early exercised stock options is recorded as a liability until vested, at which time the value is reclassified to equity.

(2)                The expected to vest options are the result of applying the pre-vesting forfeiture rate assumptions to total outstanding options.

As of June 30, 2010, there was approximately $329,000 of unamortized stock-based compensation cost related to unvested stock options which is expected to be recognized over a weighted average period of 2.44 years.

Cash received from option exercises and purchases of vested and unvested shares under the Option Plan for the year ended June 30, 2010 was approximately $52,000.

M-FACTOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010 (UNAUDITED) AND JUNE 30, 2010 AND 2009

The calculated fair value of option grants was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for the years ended June 30:

	2010	2009

Expected dividend yield (1)	0%	0%
Risk-free interest rate (2)	1.2% - 4.9%	1.8% - 4.9%
Expected volatility (3)	61%	65%
Expected life (in years) (4)	6.08	6.08

(1)          The Company has no history or expectation of paying cash dividends on its common stock.

(2)          The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

(3)          The Company has estimated the expected volatility of its share price based on the share price volatility of similar publicly-traded entities.

(4)          The expected life of stock options granted under the Option Plan is based on historical exercise and cancellation patterns, which the Company believes are representative of future behavior.  The expected life represents the period of time that options granted are expected to be outstanding.

Activity related to unvested early exercised stock options for the year ended June 30, 2010 is summarized as follows:

		Weighted
		average
		grant date
	Shares	fair value

Unvested at June 30, 2009	162,334	$0.04
Early exercised options	344,623	$0.03
Repurchased options	(41,009)	$0.03
Vested	(167,981)	$0.03

Unvested at June 30, 2010	297,967	$0.03

M-FACTOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010 (UNAUDITED) AND JUNE 30, 2010 AND 2009

As of June 30, 2010, there was approximately $6,000 of unamortized stock-based compensation cost related to unvested early exercised stock options which is expected to be recognized over a weighted average period of 2.25 years.  The total fair value of early exercised options vested during the year ended June 30, 2010 was approximately $8,000.

NOTE 6 - INCOME TAXES

The components of the net deferred tax assets are approximately as follows as of:

	December, 31	June 30,
	2010	2010	2009
	(unaudited)

Accruals and reserves	$836,000	$1,840,000	$150,000
Depreciation and amortization	(73,000)	(80,000)	(29,000)

Total net deferred taxes	763,000	1,760,000	121,000

Less: valuation allowance	(763,000)	(1,760,000)	(121,000)

Total net deferred tax assets	$—	$—	$—

M-FACTOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010 (UNAUDITED) AND JUNE 30, 2010 AND 2009

In fiscal 2009, the Company adopted a new accounting standard relevant to uncertain tax positions.  The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  A tax position is recognized when it is more-likely-than-not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation processes.  A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority.  The standard also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure and transition.

Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain.  Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.  The net valuation allowance increased by approximately $1,639,000 from June 30, 2009 to June 30, 2010.  The net valuation allowance increased by approximately $997,000 (unaudited) from June 30, 2010 to December 31, 2010.  As of December 31, 2010, the Company had NOL carryforwards for federal and state tax purposes of approximately $24,000,000 (unaudited) and $21,000,000 (unaudited), respectively.  The NOL carryforwards will expire at various dates beginning in the year 2025 for federal purposes and 2015 for state purposes unless previously utilized.

Utilization of the NOL and tax credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by the Internal Revenue Code (the Code), as well as similar state provisions.  In general, an “ownership change” as defined by the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups.  Since the Company’s formation, the Company has raised capital through the issuance of capital stock on several occasions which, combined with the purchasing stockholders’ subsequent disposition of those shares, may have resulted in such an ownership change, or could result in an ownership change in the future upon subsequent disposition.  The annual limitation may result in the expiration of NOL and tax credit carryforwards before utilization.

M-FACTOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010 (UNAUDITED) AND JUNE 30, 2010 AND 2009

The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company’s formation due to the complexity and cost associated with such a study, and the fact that there may be additional such ownership changes in the future.  If the Company has experienced an ownership change at any time since its formation, utilization of the NOL or tax credit carryforwards to offset future taxable income and taxes, respectively, would be subject to an annual limitation under the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required.  Any limitation may result in expiration of all or a portion of the NOL or tax credit carryforwards before utilization.  Effective July 1, 2008, the deferred tax assets related to these domestic loss and tax credit carryforwards and the offsetting valuation allowances have been removed from the consolidated financial statements with no impact on earnings.  These amounts are no longer recognized until they can be measured after an ownership change analysis is completed.  The Company maintains a full valuation allowance for other deferred tax assets due to its historical losses and uncertainties surrounding its ability to generate future taxable income to realize these assets.  Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits and recognizable deferred tax benefits after the completion of an ownership change analysis is not expected to impact its effective tax rate.

A number of the Company’s tax returns remain subject to examination by the taxing authorities.  These include U.S. federal returns for fiscal year ended June 30, 2004 and later years and tax returns for certain states for fiscal year ended June 30, 2004 and later years.

NOTE 7 - BENEFIT PLANS

401(k) plan - The Company provides retirement benefits for its employees through a 401(k) retirement plan (the Plan).  The Plan covers substantially all full-time and part-time employees who have met the Plan’s eligibility requirements.  The Plan provides for elective contributions by employees up to the maximum limit allowed by tax regulations.  Employer contributions are discretionary and subject to vesting as outlined in the Plan.  The Company is not required to contribute to the Plan and has made no contributions since the inception of the Plan.

M-FACTOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010 (UNAUDITED) AND JUNE 30, 2010 AND 2009

NOTE 8 - COMMITMENTS

Operating leases - The Company leases its corporate offices under a noncancelable operating lease expiring in July 2011.  Rent expense related to the Company’s operating lease was approximately $164,000 (unaudited), $164,000 (unaudited), $328,000 and $328,000 for the six months ended December 31, 2010 and 2009 and for the years ended June 30, 2010 and 2009, respectively.  Future minimum payments under noncancelable lease are approximately as follows:

Years ending June 30:
2011	$352,000
2012	29,000

$381,000

General - The Company has entered into agreements indemnifying certain parties with respect to potential infringement of the other party’s intellectual property.  Due to the nature of the indemnifications, the maximum exposure under these agreements cannot be estimated.  The Company has not recorded any amounts for those indemnities because they are not probable or estimable at this time.

NOTE 9 - SUBSEQUENT EVENT

On January 28, 2011, the Company signed a letter of intent in which all of the outstanding shares of capital stock of the Company will be acquired by DemandTec, Inc.  Under the terms of the agreement, DemandTec, Inc. will acquire all of the outstanding shares of the Company’s stock for cash consideration of $9,250,000.  $500,000 of this amount will be withheld for 16 months in order to secure the indemnification obligation of the Company.